EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-123221) and related Prospectus of Xenonics Holdings, Inc. for the registration of 1,965,000 shares of its common stock and to the incorporation by reference therein of our report dated November 19, 2004 (except for the sixth paragraph of Note 7, as to which the date is December 3, 2004) with respect to the consolidated financial statements of Xenonics Holdings, Inc. for the year ended September 30, 2004 that is included in its Annual Report on Form 10-KSB for the year ended September 30, 2004 and filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York
May 18, 2005